CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2023, with respect to the consolidated financial statements included in the Annual Report of CompoSecure, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of CompoSecure, Inc. on Form S-1 (File No. 333-262341) and on Form S-8 (File No. 333-263617).

/s/ GRANT THORNTON LLP

Iselin, New Jersey
March 10, 2023